May 16, 2001



BGI,  Inc.
13581  Pond  Springs  Road,  Suite  105
Austin,  Texas  78729

     Re:     BGI,  Inc.  Consultant  Incentive  Plan

Ladies  and  Gentlemen:

     We have examined the Registration Statement on Form S_8 to be filed by you with the Securities and Exchange Commission and the Application for Registration of Securities to be filed by you with the Texas State Securities Board (together, the "Registration Statements") in connection with the BGI, Inc. Consultant Incentive Plan (the "Plan"), which Registration Statements cover the offer and sale of shares of common stock, par value $.001 per share (the "Shares"), of BGI, Inc. to be issued by BGI, Inc. pursuant to the Plan. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

     Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable in accordance with the Oklahoma General Corporation Act.

     Consent is hereby given for the inclusion of this opinion as part of the referenced Registration Statements.

                              Very  truly  yours,


                              /s/  Winstead  Sechrest  &  Minick  P.C.
                              ----------------------------------------
                              Winstead  Sechrest  &  Minick  P.C.

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